Exhibit 99.1

Fairchild Semiconductor Announces Restructuring and Updated Guidance

for the Fourth Quarter of 2008

San Jose, California - December 12, 2008 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance products that enable energy-efficiency, today announced a company wide restructuring that is expected to cut worldwide workforce by approximately 1,100 people, or 12 percent. The company expects to incur a total of $12 to $16 million in one time cash charges related to restructuring actions during the current quarter and the first quarter of 2009. These measures are expected to reduce payroll expenses by approximately $33 million on an annualized basis.

Mark Thompson, Fairchild's president and CEO stated, "We are vigorously managing our business to reduce operating expenses and capital spending to drive cash flow. While current market conditions are definitely a catalyst, the restructuring should be viewed as part of an ongoing commitment to increasing the efficiency of our operations. I especially want to emphasize that our key strategic R&D projects will not be affected. We will continue introducing new high value products as planned."

Regarding the fourth quarter results, Thompson commented, "As of December 11, we have scheduled backlog to support sales of approximately $320 million for the quarter. Our Q4 backlog has stabilized over the last 14 days, after posting steady weekly degeneration earlier in the quarter. It is still possible for us to book and turn additional orders or to experience some late order push outs. We expect gross margin to be 25.5 percent to 27.0 percent and anticipate that R&D and SG&A expenses will be $68 to $71 million for the quarter."

Fairchild's previous fourth quarter guidance was for sales to be in the range of $338 to $360 million, gross margin between 27.9 percent to 28.9 percent, and R&D and SG&A expenses of $73 to $76 million.

Status of business outlook:

This announcement updates the business outlook provided on November 10, 2008. From the close of business on December 12, 2008 until January 22, 2009, when we plan to release our fourth quarter and full year 2008 results, we will observe a "quiet period" during which the business outlook posted on our website and SEC filings should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company. During quiet periods, Fairchild Semiconductor representatives will not comment about the business outlook of the company's financial results or expectations for the quarter in question.

Special Note on Forward-Looking Statements:

This press release contains forward-looking statements that are based on management's assumptions and expectations and involve risk and uncertainty. Forward-looking statements usually, but do not always contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: the current uncertainty in global economic conditions, including disruptions in the credit markets, as well as future economic conditions; changes in demand and the aggressive pricing environment for our products; changes in inventories at our customers and distributors; order cancellations or reduced bookings; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors' actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

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Fairchild Semiconductor Announces Restructuring and Updated Guidance for the Fourth Quarter of 2008

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Corporate Communications:
Patti Olson
1-(800) 341-0392 X 8728
patti.olson@fairchildsemi.com

Investor Relations:
Steven Leibiger
1-(207)-775-8660
investor@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

Email: phughes@topazpartners.com